Exhibit 99.1

Stock Yards Bancorp Raises Its Quarterly Cash Dividend to $0.24 Per Share, Representing the Third Increase over the Past Year and the Seventh Increase over the Past Five Years

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 20, 2015--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has voted to increase the Company's quarterly cash dividend $0.01 or 4% to $0.24 per common share. The new rate will go into effect with the next payment on July 1, 2015, to stockholders of record as of June 15, 2015. This represents the third time the Company has raised its dividend over the past year, reflecting a cumulative increase of approximately 14% in the dividend rate since May 2014.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "In light of the Company's continued strong operating performance and financial position, our Board of Directors has again voted to increase the cash dividend to stockholders. A steadily higher cash payout, on a regular and reliable basis, is an important aspect of our ongoing efforts to maximize total returns for our stockholders while we, at the same time, maintain strong capital for growth and expansion. With today's announced increase, the seventh since mid-2010, our dividend payments have increased more than 41% cumulatively over the past five years. Importantly, because of our solid capital base and earnings growth, we have never reduced or suspended our dividends since they were first initiated."

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $2.51 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer